Exhibit 5.2

2727 NORTH HARWOOD STREET • DALLAS, TEXAS 75201.1515

TELEPHONE: +1.214.220.3939 • FACSIMILE: +1.214.969.5100

April 1, 2021

STERIS plc

70 Sir John Rogerson’s Quay

Dublin 2 Ireland D02 R296

Re:	$675,000,000 of 2.700% Senior Notes due 2031 and $675,000,000 of 3.750% Senior Notes due 2051 of STERIS Irish FinCo Unlimited Company

Ladies and Gentlemen:

We have acted as counsel for STERIS plc, a public limited company incorporated under the laws of Ireland (the “Parent”), STERIS Irish FinCo Unlimited Company, a public unlimited company incorporated under the laws of Ireland (the “Issuer”), STERIS Corporation, an Ohio Corporation (the “Covered Guarantor”), and STERIS Limited, a private limited company organized under the laws of England and Wales (“STERIS Limited,” and together with Parent, the “Non-Covered Guarantors” and the Non-Covered Guarantors, together with the Covered Guarantor, the “Guarantors”), in connection with the issuance and sale of $675,000,000 aggregate principal amount of 2.700% senior notes due 2031 and $675,000,000 aggregate principal amount of 3.750% senior notes due 2051 (collectively, the “Notes”), and the full and unconditional guarantee of the Notes (the “Guarantees”) by the Guarantors, pursuant to the Underwriting Agreement, dated as of March 24, 2021, by and among STERIS Irish FinCo, the Guarantors, and J.P. Morgan Securities LLC, BofA Securities, Inc. and Citigroup Global Markets Inc., acting as representatives of the several underwriters named therein. The Notes and the Guarantees will be issued pursuant to an indenture, dated as of April 1, 2021 (the “Base Indenture”), by and among the Issuer, the Guarantors and U.S. Bank, National Association, as trustee (the “Trustee”), as amended and supplemented, in respect of the Notes and the Guarantees, by the First Supplemental Indenture, dated as of April 1, 2021 (the “Supplemental Indenture”), by and among the Issuer, the Guarantors and the Trustee (the Base Indenture, as so amended and supplemented by the Supplemental Indenture, the “Indenture”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Notes constitute valid and binding obligations of the Issuer.

2.	The Guarantees constitute valid and binding obligations of the Guarantors.

For purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

In rendering the foregoing opinions, we have assumed that (i) each of the Issuer and the Non-Covered Guarantors is a public unlimited company, public limited company or private limited company, as applicable, existing and in good standing (or its equivalent) under the laws of its jurisdiction of incorporation or organization (each, a “Jurisdiction”); (ii) the Indenture, the Notes and the Guarantees, as applicable,(a) have been authorized by all necessary corporate power of the Issuer and the Non-Covered Guarantors and (b) have been executed and delivered by the Issuer and the Non-Covered Guarantors under the laws of the applicable Jurisdiction; and (iii) the execution, delivery, performance and compliance with the terms and provisions of the Indenture, the Notes and the Guarantees of the Non-Covered Guarantors by each of the Issuer and the Non-Covered Guarantors does not violate or conflict with the laws of the applicable Jurisdiction, the provisions of the memorandum and articles of association, articles of incorporation or other governing documents of each of the Issuer and the Non-Covered Guarantors or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to the Issuer or the Non-Covered Guarantors or their respective properties.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DETROIT DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • SAN DIEGO SAN FRANCISCO • SÃO PAULO • SAUDI ARABIA • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

STERIS plc April 1, 2021 Page 2

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or equity.

For purposes of our opinions insofar as they relate to the Guarantors, we have assumed that the obligations of each Guarantor under the Guarantees are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate or other entity purposes, or necessary or convenient to the conduct, promotion or attainment of the business of the respective Guarantor and will benefit the respective Guarantor, directly or indirectly.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of STERIS Irish FinCo, the Guarantors and others. The opinions expressed herein are limited to the laws of the State of New York and the laws of the State of Ohio, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K dated the date hereof filed by Parent and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333- 254608) (the “Registration Statement”) filed by STERIS Irish FinCo and the Guarantors to effect the registration of the Notes and the Guarantees under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day